Exhibit 10-1.
ASSET PURCHASE AGREEMENT
FOR THE WATER ASSETS
OF THE TOWN OF FRANKFORD
THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of this 27th day of February, 2020 by and between Artesian Water Company, Inc., a Delaware corporation (“Buyer”) and the Town of Frankford, a Delaware municipality (“Seller”).
WHEREAS, Seller is a municipality that provides public water service and fire protection service (the “Municipal Water Utility”) within its corporate limits and to certain customers outside its corporate limits (the “Service Area”); and
WHEREAS, on or about July 28, 2019 Seller publicly issued Request for Proposal No. 2019-01 Provision of Drinking Water Service to Frankford Service Area, concerning a potential sale of Seller’s Municipal Water Utility assets, which is incorporated herein by reference;
WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell, assign, transfer, convey and deliver to Buyer, substantially all of the operating assets of Seller’s water system, including the right to provide water service to Seller’s existing customers, under the terms and conditions set forth herein, free and clear of all Indebtedness and Liens (as hereinafter defined); and
WHEREAS, in connection with sale of the water system assets, Seller and Buyer shall jointly file an application with the Delaware Public Service Commission (“PSC”) seeking regulatory approval to consummate the Agreement and the transactions contemplated in connection herewith;
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements of the parties hereinafter set forth, as well as other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Buyer and Seller, intending to be legally bound, do hereby agree as follows:
                         ARTICLE I
DEFINITIONS
Section 1.1 The following capitalized terms shall have the following meanings when used in this Agreement:
(a)  “Indebtedness” means all (i) indebtedness of Seller for borrowed money, including, without limitation, purchase money indebtedness, bonds, debentures, capital or financing leases, equipment operating leases, non-trade payables and credit facilities, or obligations for or in respect of the deferred purchase price of goods or services, (ii) obligations of Seller under any guaranty, letter of credit, performance credit or other contract having the effect of assuring a creditor against loss, (iii) obligations of Seller under any interest rate, currency or other hedging contract, and (iv) any prepayment penalties, premiums or fees under any of the foregoing items described under causes (i), (ii) or (iii).  Prior to Closing, Seller has Indebtedness specifically relating to the Purchased Assets (as hereinafter defined) in the form of Water Infrastructure Advisory Council loans (the “WIAC Loans”), which shall be repaid at Closing as provided in Section 2.3 below.
(b) “Liability” or “Liabilities” means any and all direct or indirect Indebtedness, liability, assessment, claim, loss, damage, deficiency, environmental liability, obligation or responsibility, expense (including, without limitation, reasonable attorneys’ fees, court costs, accountants’ fees, environmental consultants’ fees, laboratory costs and other professional fees), Order (as hereinafter defined), settlement payments, taxes, fines and penalties, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any Liability under any guaranties or letters of credit, or with respect to insurance loss accruals).
(c) “Lien” or “Liens” means, with respect to any Purchased Asset (as hereinafter defined), any lien (including mechanic’s, warehouseman’s, laborer’s and landlord’s liens), charge, restriction, claim, hypothecation, pledge, security interest, mortgage, preemptive right, right of first refusal, option, judgment, title defect, right of way, easement, conditional sale or other title retention agreement, or other restriction or encumbrance of any kind in respect of or affecting such asset.
(d) “Order” means any order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ.
ARTICLE II
SALE AND DELIVERY OF PURCHASED ASSETS
Section 2.1 Sale and Delivery of Purchased Assets.
At Closing (as hereinafter defined), and subject to the terms and conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens and Indebtedness, all of Seller’s right, title and interest in and to all of the following assets, rights, claims, properties and interests that Seller owns or in which Seller has any right, title or interest, other than the Excluded Property as hereinafter defined (each a “Purchased Asset” and collectively the “Purchased Assets”), as follows:
(a) Municipal Water Utility.  Subject to the accounts receivable terms of Section 3.2, all of Seller’s right, title and interest in and to the Municipal Water Utility, including, without limitation, all of Seller’s right to serve the customers now or hereafter provided water service in the Service Area and all of Seller’s right to be served by or otherwise interact with all vendors and suppliers with respect to the conduct of the Municipal Water Utility.
(b) Water Plant, Property and Equipment.  All of Seller’s wells, supply facilities, water treatment facilities, water service related equipment, water transmission and distribution mains, lines and conduits, hydrants, services, meters and related appurtenances from the mains to the meter pit at each service location (collectively, the “Water Plant”) on an “as is” basis.  The Purchased Assets shall not include the meter pit or any on-site water facilities after the meter at any service location (the “Excluded Property”).
(c) Real Property.  The two (2) tax parcels upon which Seller’s water treatment and storage facilities are constructed, known as Tax Parcel Nos. 433-6.18-49.00  and 433-6.18-50.02, together with access or use of any other real property in the Service Area (including via easements granted by deeds or other instruments) that relates to the Water Plant (collectively, the “Real Property”).  A map reflecting the location of the principal Purchased Assets and the parameters of the Service Area is attached hereto and incorporated herein as Exhibit A.
(d) Assumed Contracts.  All instruments, documents, contracts, agreements, arrangements, commitments, bids, licenses and any other contract rights (whether written or oral) (collectively, “Assumed Contracts”) of Seller existing on the date of Closing and relating to the Municipal Water Utility and/or Water Plant.
(e) Easements.  To the extent assignable, all of Seller’s rights to access or use any real property or fixtures (including by license or easement) directly or indirectly used in connection with the Municipal Water Utility and/or the Water Plant.
(f) Permits.  All approvals, consents, licenses, permits, waivers, certificates of public convenience and necessity, or other authorizations issued, granted, given, applied for at the time of Closing or otherwise made available by or under the authority of any governmental authority (collectively, “Permits”) for the ownership or operation of the Municipal Water Utility and/or Water Plant, to the extent such Permits are assignable.
Section 2.2 Liabilities.
(a) Liabilities Assumed by Buyer.  At Closing, Buyer shall assume Liability for and agree to pay, perform and discharge all of the following (collectively, the “Assumed Liabilities”):
(i)	All obligations and responsibilities to provide water service to the Service Area;
(ii)	All accounts payable and trade payables first accruing from and after Closing with respect to the provision of water service to the Service Area;
(iii)
The Assumed Contracts with respect to all periods from and after Closing, but shall not assume any Liability arising from Seller’s performance or non-performance under any Assumed Contracts at any time prior to Closing, whether asserted before or after Closing;

(iv)	All Liabilities with respect to taxes first accruing immediately after Closing and which are incurred in connection with Buyer’s ownership or operation of the Purchased Assets;
(v)	All Liabilities arising out of ownership and/or operation of the Purchased Assets subsequent to Closing; and
(vi)
All sales and use, transfer-related taxes, stamp, real property recordation fees or taxes and all other fees and/or costs associated with the transfer of title of the Purchased Assets from Seller to Buyer.

(b) Liabilities Retained by Seller.  Except for the Assumed Liabilities, Buyer shall not assume, and shall not be deemed to have assumed through anything contained in this Agreement or otherwise, any Indebtedness, Liabilities or Liens of Seller whatsoever (the “Excluded Liabilities”).  Without limiting the generality of the foregoing, Buyer shall not assume, and shall not be deemed by anything contained in this Agreement or otherwise to have assumed the following Excluded Liabilities:
(i)	Liabilities and obligations of Seller set forth in this Agreement;
(ii)	Liabilities arising out of ownership or operation of the Municipal Water Utility or the Purchased Assets prior to Closing;
(iii)	Liabilities or demands for any unclaimed property relating to the Municipal Water Utility or the Purchased Assets that is in Seller’s possession, custody or control;
(iv)
Liabilities or demands arising out of any litigation (whether civil or criminal), arbitration, mediation, administrative proceeding, audit or investigation, or threatened litigation or proceedings, relating to any period ending at or prior to Closing;

(v)	Liabilities or demands arising out of any work or contract of Seller that were to be performed by Seller at or prior to Closing, including, without limitation, any warranty claims relating thereto;
(vi)
Liabilities or demands, including, without limitation, for any interest, penalties, late charges, prepayment charges or termination fees relating to any Indebtedness outstanding as of Closing, or resulting from cancellation of such Indebtedness,  it being understood that Buyer shall pay all Liabilities relating to the WIAC Loans as part of the Purchase Price at Closing as provided herein if the WIAC Loans have not been cancelled;

(vii)
any other Liens, Liabilities or Indebtedness of Seller that are not specifically enumerated above, including, without limitation, the WIAC Loans, it being understood that Seller shall determine the amount necessary to pay off the WIAC Loans at Closing.

Section 2.3 Purchase Price.
(a) Purchase Price for the Purchased Assets.  In consideration of the sale, assignment, transfer, conveyance and delivery of the Purchased Assets by Seller to Buyer and in reliance on the representations, warranties, covenants and agreements made by Seller in this Agreement, at the Closing Buyer shall pay Seller the sum of Three Million Six Hundred Thousand and 00/100 Dollars ($3,600,000.00) (“Cash Purchase Price”) as set forth in Section 3.3(b) below.
(b) Payment of the Purchase Price for the Purchased Assets.  No later than Monday, March 16, 2020 Seller shall deliver to Buyer (a) a statement from the State of Delaware on State letterhead setting forth the payoff amount of the WIAC Loans as of March 19, 2020 and the wire payment instructions for making the payoff payment to the State, and (b) wire payment instructions for payment to Seller of the remainder of the Cash Purchase Price.
(c) Proration.  The parties shall make customary proration with respect to any personal or real property taxes, and power or other utility charges as of the Closing date.
(d) Allocation of Purchase Price.  Buyer and Seller agree to allocate the Cash Purchase Price (and all other capitalizable costs) among the Purchased Assets for all purposes (including financial, accounting and tax purposes) in accordance with an allocation schedule to be agreed upon by Buyer and Seller prior to Closing.  Buyer and Seller shall file all tax returns, reports and other documents, including an asset acquisition statement on Form 8594, required by any competent taxing authority in a timely manner consistent with the allocation set forth on such agreed schedule.
                          ARTICLE III
CLOSING
Section 3.1 Closing.
The closing of the transactions contemplated by this Agreement (the “Closing”) is contingent upon obtaining regulatory approval from the PSC, which the parties anticipate will occur on March 18, 2020.  The Closing on the purchase of the Purchased Assets shall take place at Seller’s offices located at 5 Main Street, Frankford, Delaware 19945 at 10:00 a.m. on Thursday, March 19, 2020, unless another location, date or time is otherwise mutually agreed to by Buyer and Seller.
Section 3.2 Municipal Water Utility Accounts Receivable at Closing.
On the date of Closing Seller shall, with the assistance of Buyer as Seller reasonably requests, read the meters of all Municipal Water Utility customers.  Seller shall bill customers for all accrued water charges as of the date of Closing and Seller shall retain all such accounts receivable and be responsible for the collection thereof.
Section 3.3 Closing Deliveries.
(a) At Closing, Seller shall deliver or cause to be delivered to Buyer each of the following:
(i)	the Purchased Assets; and
(ii)
an easement in substantially the same form attached hereto as Exhibit B, which is incorporated herein by reference, duly executed in triplicate, granting Buyer rights in connection with its provision of water service relating to rights-of-way owned by Seller (the “Easement”); and

(iii)	duly executed duplicate originals of a Bill of Sale and General Assignment in substantially the same form attached hereto and incorporated herein as Exhibit C (the “Bill of Sale”); and
(iv)	executed copies of deeds and related transfer documents for the two (2) tax parcels that are part of the Purchased Assets; and
(v)
to the extent Seller has not delivered them to Buyer prior to Closing, such records relating to the Municipal Water Utility and/or the Purchased Assets, such as Permits, certificates of title duly endorsed for transfer, maintenance records, equipment warranties, and customer account information, as are necessary or proper to facilitate the transactions contemplated hereby, Buyer’s ownership of the Purchased Assets, or Buyer’s subsequent provision of water service to the Service Area; and

(vi)	a correct and complete list of Seller’s Municipal Water Utility customers as of Closing.
(b) At Closing, Buyer shall deliver or cause to be delivered to Seller each of the following:
(i)	duly executed triplicate originals of the Easement; and
(ii)	duly executed duplicate originals of the Bill of Sale.
(c) During Closing, Buyer shall payoff the WIAC Loans in the amount identified by the State of Delaware using the wire payment instructions provided by the State, and then Buyer shall pay the remainder of the Cash Purchase Price to Seller using the wire payment instructions provided by Seller.
                    ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer that each of the following representations and warranties are, as of the date hereof, and as of the Closing date will be, true and correct:
Section 4.1 Authority and Validity.
Seller’s execution and delivery of this Agreement, performance by Seller hereunder, and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all required action by or on behalf of Seller.  This Agreement has been duly and validly executed and delivered by Seller, and constitutes valid and legally binding obligations of Seller that are enforceable against Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.
Section 4.2 No Conflict.
Neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will result in any:  (a) violation, termination or modification of, or be in conflict with, Seller's powers or authority under applicable laws; (b) breach of, or constitute a default (or with notice, lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or result in the creation of any Lien upon any of its properties or assets pursuant to any Permit or any contract to which Seller is a party or by which it or any of the Purchased Assets are bound or affected, or (c) violation of, or be in conflict with, any law or Permit applicable to Seller or by which the Purchased Assets are bound or affected.
Section 4.3 Title to Assets.
The Purchased Assets constitute all of Seller’s assets, properties and rights (in each case whether real or personal, tangible or intangible), other than the Excluded Property, necessary for Buyer to conduct the Municipal Water Utility after Closing.  Title to the Water Plant and all the Purchased Assets shall be conveyed to Buyer at Closing free and clear of all Indebtedness, Liens and Liabilities.  Except as otherwise stated herein, Seller has good and marketable title to, or a valid license to use, all of the Purchased Assets (in each case whether real or personal, tangible or intangible) used by Seller in the Municipal Water Utility or located on any property owned or used by Seller, free and clear of all Liens and defects of title.  Seller specifically warrants and represents that, except as otherwise identified herein and set for repayment as part of Closing in accordance with the terms hereof, no Liens or Indebtedness exist relating to the Purchased Assets other than current, ordinary monthly accruals such as the current month’s electric bill.  Except as previously disclosed in Seller’s publicly-issued Request for Proposals regarding the sale of the Municipal Water Utility, all of the Water Plant is in good condition and repair, ordinary wear and tear excepted, and has been maintained and repaired in a good and workmanlike manner in accordance with industry standards.
Section 4.4 Litigation.
There are no outstanding Orders of any governmental authority involving the Purchased Assets or the Municipal Water Utility.  There is no litigation (civil or criminal) and there are no other actions, suits, arbitrations, mediations, administrative proceedings, audits or investigations, whether or not the defense thereof or Liabilities in respect thereof are covered by insurance (collectively, “Claims”), pending or, to Seller’s knowledge, threatened against, or involving the Purchased Assets or the Municipal Water Utility.
Section 4.5 Environmental.
(a) None of the real property relating to the Purchased Assets or the Easement is or has been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation, Liability Information System (“CERCLIS”) or any similar state list, or is or has been the subject of any “Superfund” evaluation or investigation, or any other investigation or proceeding of any governmental authority or unaffiliated third party or of Seller evaluating whether any remedial action is necessary to respond to any release of any hazardous substance, pollutant or contaminant in connection with such real property.
(b) Seller has received no notice, written or otherwise, which remains outstanding or unresolved, to the effect that the Water Plant is not being operated in compliance in all material respects with all applicable laws concerning the protection of public health, public safety or the environment (“Environmental Laws”).  Seller has received no notice, written or otherwise, which remains outstanding or unresolved, (i) (A) alleging that Seller or any of its agents is liable under any Environmental Law, or (B) ordering Seller or any of its agents to remedy or recommending that Seller or any of agents remediate, any environmental damage to any real property or modify or upgrade its Water Plant to comply with Environmental Laws, and (ii) to Seller’s knowledge, no such claims or notices are threatened or pending.
(c)  There has been no violation of Environmental Laws that remain unremedied or unresolved respecting the release or threatened release of any hazardous substance, pollutant or contaminant to any soil, groundwater, surface water, building component, wastewater, air or other media on or from any real property relating to the Purchased Assets or the Easement during the ownership, occupation or use of such real property by Seller or any of its agents.
(d) There are no and have not been any underground storage tanks, underground piping (except for water or sewer), or polychlorinated biphenyls used, stored, treated or disposed of at any real property relating to the Purchased Assets or the Easement.
Section 4.6 Unclaimed Property.
Seller has no unpaid unclaimed property Liability relating to the Municipal Water Utility with respect to any taxable period ending on or before the Closing date for which Buyer would be liable or to which the Purchased Assets would be subject.
Section 4.7    Compliance with Laws.
The ownership and operation of the Purchased Assets and the operation of the Municipal Water Utility as it is currently conducted do not violate or infringe any law in any material respect.  Seller has not received written notice (or, to the Seller’s knowledge, oral notice) of any violation by Seller of any law applicable to the operation of the Municipal Water Utility as currently conducted or the Purchased Assets as currently operated.  Seller has timely paid all applicable fees, including registration fees and maintenance fees, required by any governmental authority, to maintain Permits in good standing.
Section 4.8 No Brokers.
Neither Seller, nor any representative or other person acting on behalf of Seller, has agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement or any matter related hereto to any person, nor has any such person taken any action on which a claim for such a payment could be based, other than payments for which Buyer will have no Liability or obligation.
Section 4.9 Disclosure.
All agreements, schedules, exhibits, certificates and reports furnished or to be furnished to Buyer by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby are true, complete and accurate in all material respects.  None of the representations and warranties set forth in this Agreement, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.
                                                                                                                               ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller that the following representations and warranties are, as of the date hereof, and as of the Closing date will be, true and correct:
Section 5.1 Organization and Good Standing.
Buyer is a corporation duly organized, validly existing and in good standing under the applicable laws of the State of Delaware.  Buyer has full corporate power and authority to own its properties and carry on its business as it is now being conducted.
Section 5.2 Authority and Validity.
Buyer’s execution and delivery of this Agreement, performance by Buyer hereunder, and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all required corporate action by or on behalf of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer, and constitutes valid and binding obligations of Buyer that are enforceable against Buyer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.
Section 5.3 No Violation.
There is no legal action, proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer, nor is there any judgment outstanding against Buyer or to which Buyer is subject or bound, that materially adversely affects the ability of Buyer to consummate any of the transactions contemplated hereby.
Section 5.4 No Brokers.
Neither Buyer nor any person acting on behalf of Buyer has agreed to pay a commission, finder’s fee, investment banking fee or similar payment in connection with this Agreement or any matter relating hereto, nor has Buyer taken any action on which a claim for such a payment could be based.
Section 5.5 Disclosure.
None of the representations and warranties set forth in this Agreement furnished by Buyer to Seller pursuant hereto, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.
ARTICLE VI
PRE-CLOSING COVENANTS
During the period from the date of this Agreement through and including the Closing date:
Section 6.1 Seller’s Conduct of the Municipal Water Utility Pending Closing.
Except as may be first consented to by Buyer in writing, during the period from the date of this Agreement through and including the Closing date, Seller shall conduct the Municipal Water Utility and operate the Purchased Assets according to its ordinary and usual course of business, preserve intact its Municipal Water Utility and the Purchased Assets, and keep available the services of its employees and independent contractors.  Seller will not sell, lease, transfer, assign, convey, hypothecate, encumber or make any dividend or distribution of any Purchased Assets, will not amend any unclaimed property filing relating to the Municipal Water Utility, and will otherwise maintain satisfactory relationships with respect to the Municipal Water Utility with all relevant governmental authorities, suppliers, agents, customers, and others having business relationships with Seller.  In addition, Seller shall promptly notify Buyer in writing of any notice or other communication that it receives (written or oral) respecting any litigation, regulatory proceeding, or audit involving or affecting Seller.  Without limiting the foregoing, Seller, except as may be first consented to by Buyer in writing, shall not:
(a) enter into any contract other than with customers or suppliers in the ordinary course of business substantially as conducted heretofore;
(b) cause any material adverse change, including performing or not performing any action, the performance or non-performance of which would reasonably be expected to result in a material adverse change;
(c) make any loan or advance other than for services provided to customers on credit in the ordinary course of business consistent with past practice;
(d) (i) incur any Indebtedness relating to the Purchased Assets, except expenses and current Liabilities incurred in connection with or for services rendered or goods supplied in the ordinary course of business, or obligations or Liabilities incurred by virtue of the execution of this Agreement, or (ii) create any Lien on any Purchased Assets; or
(e) change the accounting principles, methods or practices (including without limitation any change in depreciation or amortization policies or rates) utilized by Seller involving or affecting the Purchased Assets or the ownership or operation thereof; or
(f) make any capital expenditure or commitment therefor.
Section 6.2 2019 Consumer Confidence Report.
Seller and its agents shall prepare the Consumer Confidence Report (“CCR”) for the Municipal Water Utility for calendar year 2019 and provide it to all necessary governmental authorities and customers.
Section 6.3 Removal of Chemicals.
Seller shall remove and dispose of all chemicals from Tax Parcel No. 433-6.18-49.00 in accordance with applicable laws and regulations.  If this has not occurred prior to the scheduled Closing date, Closing shall be rescheduled.
Section 6.4 Access; Cooperation.
Upon reasonable prior notice, Seller shall give Buyer and its representatives such access to Seller’s Purchased Assets, records, customers and suppliers during regular business hours as may be reasonably requested by Buyer, including with respect to have a Phase I environmental assessment undertaken for those tax parcels that are Purchased Assets.  Seller and its representatives will also cooperate with Buyer and its representatives, including Buyer’s auditors and counsel, in the preparation of any documents or other materials required in connection with the transactions contemplated by this Agreement, including with respect to obtaining all necessary regulatory approvals from the PSC.  In addition, Seller and Buyer shall use their respective reasonable good faith efforts to satisfy all conditions to Closing and all other matters relating to the consummation of the transactions contemplated by this Agreement.  Seller and Buyer shall cooperate with each other in connection with any filings with any governmental entity with authority over the parties or the transactions contemplated by this Agreement and shall use their reasonable good faith efforts to furnish to each other all information required for any such filing to be made with any such governmental authority in connection with the transactions contemplated by this Agreement.
                      ARTICLE VII
POST-CLOSING COVENANTS
Section 7.1 Remittance of Unclaimed Property.
  From and after Closing through and including the date that is the seventh (7th) anniversary of the Closing, Seller and Buyer shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such data relating to taxes, prior tax returns, filings with the Internal Revenue Service or other governmental authorities, unclaimed property filings, and other information as may be reasonably requested for the preparation by Buyer or Seller of any tax returns or other filings with the Internal Revenue Service or other governmental authority.
Section 7.2 2019 CCR.
If Seller has not completed and provided to all necessary governmental authorities and customers the CCR for 2019 prior to Closing, Seller and its agents shall do so after Closing.
Section 7.3 Ordinance.
Seller shall, no later than sixty (60) days after Closing, enact an Ordinance authorizing Buyer to construct and maintain a water system within the town that satisfies 9 Del. C. § 6703.
Section 7.4 Access to Books and Records.
From and after Closing, Seller shall give Buyer and its agents such access to Seller’s books and records relating to the Purchased Assets that pertain to the period prior to and ending at Closing as Buyer shall reasonably request, as necessary or appropriate for Buyer to prepare any tax filings or defend or prosecute any litigation or other proceeding.  Seller shall maintain its books and records relating to the period during which it owned the Purchased Assets for at least seven (7) years after Closing, or such other period as mandated by applicable law.  From and after Closing, Buyer shall give Seller and its agents such access to Buyer’s books and records relating to the Purchased Assets that pertain to the period prior to and ending at Closing as Seller shall reasonably request, as necessary or appropriate for Seller to prepare any tax filings or defend or prosecute any litigation or other proceeding.  Buyer shall maintain such books and records for a period of at least seven (7) years after Closing, or such other period as mandated by applicable law.
Section 7.5 Rate Structure.
After Closing and until such time as Buyer interconnects the Purchased Assets to Buyer’s regional water utility system, Buyer shall continue to assess water charges in the Service Area based upon Seller’s Municipal Water Utility rates as of Closing.  During that period Buyer, shall have the option of converting billing for the Service Area to monthly invoicing, rather than Seller’s current system of Municipal Water Utility billing.  Promptly upon interconnecting the Purchased Assets to Buyer’s regional water utility system, Buyer shall take all necessary and appropriate steps and seek all necessary regulatory approvals to convert water and fire protection rates in the Service Area to those that generally apply per Buyer’s tariff in the State of Delaware.
Section 7.6 Continued Cooperation.
At any time and from time to time after Closing, without further consideration (but at Buyer’s cost of preparation and filing) Seller shall promptly execute and deliver such confirmatory instruments of sale, transfer, conveyance, assignment and delivery, and take such other reasonable actions, as Buyer may reasonably request to transfer, convey and assign to Buyer, and to confirm Buyer’s right, title and interest in and to, each and all of the Purchased Assets, to put Buyer in actual possession and operating control thereof, to assist Buyer in exercising all rights with respect thereto, and to carry out the purposes and intent of this Agreement.

                                       ARTICLE VIII
                                     INDEMNIFICATION
Section 8.1 Indemnification.
The representations, warranties, covenants and agreements made by the parties in this Agreement shall survive the Closing, and shall continue in full force and effect until the date on which the statute of limitations otherwise applicable to such claims expires.  The parties each agree to indemnify, defend and hold harmless the other party, including the other party’s affiliates, directors, officers, agents, employees, contractors, subcontractors, successors and assigns, from and against any and all claims, counterclaims, actions, proceedings, suits, losses, debts, demands, judgments, liens, costs and liabilities, including reasonable attorneys’ fees and expert witness fees, arising out of or in any way relating to any breach of the indemnifying party’s representations and warranties.  Without limiting the foregoing, Seller indemnifies Buyer and shall hold Buyer harmless for all defects in title and all Liens, encumbrances, Liabilities, Indebtedness, security interests and claims of any nature relating to the Purchased Assets existing as of Closing, or that arise after Closing and relate to the period prior to the transfer of title to Buyer, and Seller shall bear all costs and expenses, including attorneys’ fees, necessary to cure any such defects in title and to remove any such Liens, encumbrances, Liabilities, Indebtedness security interests and/or claims.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1 PSC Approval.
Notwithstanding anything to the contrary in this Agreement, Buyer shall not be liable to Seller for any failure to perform any obligations hereunder in the event the PSC refuses to grant Buyer any necessary regulatory approval relating to this Agreement or the transactions contemplated in connection herewith.
Section 9.2 Expenses.
The parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of their respective representatives and all fees, expenses and costs for obtaining any required consents.
Section 9.3 Successors and Assigns; Third Party Beneficiaries.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors, heirs, executors and assigns; provided, however, that this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other party hereto, except that Buyer may assign its rights hereunder to a directly or indirectly wholly-owned subsidiary or affiliate of Buyer.  There are no intended third party beneficiaries in connection with this Agreement.
Section 9.4 Choice of Law; Venue.
This Agreement and the rights of the parties shall be governed by and construed in accordance with the laws of the State of Delaware without consideration of the choice of law or conflict of law principles.  Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by certified mail with return receipt requested, to such party at such party’s address set forth herein, or by any other method provided or permitted under the laws of the State of Delaware.  Each party hereby irrevocably submits to the jurisdiction of any federal or state court located in the State of Delaware (and any appellate court therefrom) with respect to any action or proceeding arising out of or relating to this Agreement.  Each party hereby irrevocably and unconditionally waives and agrees not to plead, to the fullest extent provided by law, any objection it may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding in Delaware courts.
Section 9.5 Waiver of Jury Trial.
EACH PARTY HERETO HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES, AFTER CONSULTATION WITH COUNSEL, ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY, OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.
Section 9.6   Notices.
Unless otherwise provided in this Agreement, any notice required or permitted under this Agreement shall be given in writing and addressed to the party to be notified as indicated below, or at such other addresses as the parties may designate from time to time by written notice to the other party:
If to Buyer:
Artesian Water Company, Inc.
Attention:  Karl G. Randall, General Counsel
664 Churchmans Road
Newark, Delaware 19702
If to Seller:
Town of Frankford
Attention: Joanne Bacon, President of the Town Council
5 Main Street
Frankford, Delaware 19945
With a copy to:
Scott E. Chambers, Esquire
Schmittinger & Rodriguez, P.A.
414 State Street
Dover, Delaware 19901
Section 9.7 Severability.
If any portion of this Agreement shall be held invalid, illegal or unenforceable by a court of competent jurisdiction, that portion shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable, provided any such modification shall as nearly as possible retain the intent of the parties, and if such modification is not possible, such portion shall be severed from this Agreement.  In either case, the remainder of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.
Section 9.8 Entire Agreement.
This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral.
Section 9.9 Construction.
 The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of authorship of any particular portion hereof.  The titles and section headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.  The Recitals in this Agreement form a part of this Agreement.
Section 9.10 Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 9.11 Time Is of the Essence.
The parties hereto agree that time is of the essence with respect to the performance of each party’s respective obligations and commitments under this Agreement.
IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.

BUYER:
ATTEST: ARTESIAN WATER COMPANY, INC.,
A Delaware corporation

By:/s/_Joseph A. DiNunzio By:/s/  Nicholle R. Taylor
Name:  Joseph A. DiNunzio Name:  Nicholle R. Taylor
Title:  Secretary Title: Chief Operating Officer

SELLER:
WITNESS/ATTEST: TOWN OF FRANKFORD,
a Delaware municipality

By:/s/ Greg Welch By:/s/Joanne Bacon
Name: Greg Welch Name: Joanne Bacon
Title: Councilman Title: President of Town Council